July 10, 2018
HollyFrontier to Acquire Red Giant Oil
DALLAS--(BUSINESS WIRE)--HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") today announced that it has entered into a definitive agreement to acquire Red Giant Oil Company (“Red Giant Oil”). Red Giant Oil, a private family-owned lubricants company founded in 1903, is one of the largest suppliers of locomotive engine oil in North America.
Headquartered in Council Bluffs, Iowa, Red Giant Oil has storage facilities in Idaho, Utah and Wyoming, along with a blending and packaging facility in Texas. Following the acquisition, Red Giant Oil is expected to generate approximately $7.5 million in annual forecasted EBITDA for HollyFrontier.
George Damiris, President and CEO of HollyFrontier, commented, “We are pleased to announce the acquisition of Red Giant Oil, with its outstanding history and brand in the railroad lubricant industry. This transaction demonstrates the continued growth of our lubricant business and brings outstanding value to HollyFrontier.”
This transaction is subject to customary closing conditions and is expected to close in the third quarter of 2018.
HollyFrontier was represented by Morgan Lewis & Bockius LLP on this transaction.
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 57% interest and a non-economic general partner interest in Holly Energy Partners, L.P.
HFC Forward-Looking Statement:
The statements contained herein relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that such expectations reflected in such forward-looking statements are reasonable, we cannot give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	our failure to successfully close the transactions with Red Giant Oil, or, once closed, integrate the operation of Red Giant Oil with our existing operations;

•	risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in HollyFrontier's markets;

•	the demand for and supply of crude oil and refined products;

•	the spread between market prices for refined products and market prices for crude oil;

•	the possibility of constraints on the transportation of refined products;

•	the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of financing to HollyFrontier;

•	the effectiveness of HollyFrontier's capital investments and marketing strategies;

•	HollyFrontier's efficiency in carrying out construction projects;

•	the ability of HollyFrontier to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in HollyFrontier's Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, HollyFrontier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information:
This news release includes the term forecasted EBITDA. This is a non-GAAP financial measure. Forecasted EBITDA is based on HollyFrontier’s projections for Red Giant Oil. Forecasted EBITDA is included to help facilitate comparisons of HollyFrontier’s operating performance with other companies in its industry. Forecasted EBITDA is not presented as an alternative to the nearest GAAP financial measure, net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. HollyFrontier is unable to present a reconciliation of forecasted EBITDA to net income because certain elements of net income for future periods, including interest, depreciation and taxes, are not available without unreasonable efforts. Together, these items generally would result in EBITDA being significantly greater than net income.

HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Jared Harding, 214-954-6510
Investor Relations